    As filed with the Securities and Exchange Commission on February 1, 2000

                                                      REGISTRATION NO. 333-_____


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            -------------------------

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                   CYRK, INC.
             (Exact name of registrant as specified in its charter)

                       DELAWARE                                                         04-3081657
(State or other jurisdiction of incorporation or organization)             (I.R.S. Employer Identification No.)


                                   3 Pond Road
                              Gloucester, MA 01930
               (Address of Principal Executive Offices) (Zip Code)

                        1993 EMPLOYEE STOCK PURCHASE PLAN
                            (Full title of the plan)

                           PATRICIA J. LANDGREN, ESQ.
                                 GENERAL COUNSEL
                                   3 POND ROAD
                              GLOUCESTER, MA 01930
                     (Name and address of agent for service)

                                 (978) 283-5800
          (Telephone number, including area code, of agent for service)

                         Calculation of Registration Fee

---------------------------------------------------------------------------------------------------------------------------
                                                           PROPOSED                 PROPOSED
    TITLE OF SECURITIES      AMOUNT TO BE              MAXIMUM OFFERING         MAXIMUM AGGREGATE              AMOUNT OF
     TO BE REGISTERED        REGISTERED (1)           PRICE PER SHARE (2)        OFFERING PRICE            REGISTRATION FEE

      Common Stock             300,000                    $9.9375                   $2,981,250                 $787.05

--------------------------------------------------------------------------------------------------------------------------


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(1)  Plus such additional number of shares as may be required pursuant to the plan in the event of a stock dividend, stock split, recapitalization or other similar change in the common stock.

(2) This estimate is made pursuant to Rule 457(h)(1) under the Securities Act of 1933, as amended, solely for the purposes of determining the registration fee and is based upon average of the high and low prices of the common stock as reported on the Nasdaq National Market on January 31, 2000.



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


                                EXPLANATORY NOTE


This Registration Statement has been prepared in accordance with the requirements of Form S-8, as amended, and relates to an additional 300,000 shares of Cyrk's common stock which represents an increase of shares reserved for issuance under our 1993 Employee Stock Purchase Plan approved by the Board of Directors and subsequently approved by our stockholders on November 10, 1999. Cyrk previously filed with the Securities and Exchange Commission a Registration Statement on Form S-8 (File No. 33-75194) on February 14, 1994 covering 150,000 shares then reserved for issuance under the Plan and also filed a Registration Statement on form S-8 (File No. 333-45655) on February 5, 1998 covering an additional 150,000 shares then reserved for issuance under the Plan.


                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE

The Securities and Exchange Commission, or the SEC, allows us to "incorporate by reference" the information we file with them, which means:

     * that we can disclose important information to you by referring you to those documents;

     * the information incorporated by reference is considered to be part of this registration statement; and

     * the information that we file later with the SEC will automatically update and supersede previously filed information, including information contained in this document.

We incorporate by reference in this Registration Statement the following documents which were filed with the SEC under the Securities Exchange Act of 1934:

     * Cyrk's 1998 Annual Report on Form 10-K for the year ended December 31, 1998, as amended by Cyrk's Form 10K/A filed on April 29, 1999 and Form 10K/A filed on May 7, 1999.

     *    Cyrk's Quarterly Report on Form 10-Q for the quarter ended March 31,
          1999;

     *    Cyrk's Quarterly Report on Form 10-Q for the quarter ended June 30,
          1999;



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


     * Cyrk's Quarterly Report on form 10-Q for the quarter ended September 30, 1999;

     *    Cyrk's Reports on Form 8-K filed on January 21, 1999 and September 3,
          1999;

     * Cyrk's Proxy Statement for its Special Meeting in lieu of Annual Meeting of Stockholders filed on October 12, 1999;

     * The description of Cyrk's common stock incorporated by reference into Cyrk's registration statement on Form 8-A filed with the SEC on June 4, 1993 from Cyrk's registration statement on Form S-1 (SEC File No. 33-63118) initially filed with the SEC on May 20, 1993.

In addition, all documents filed by Cyrk after the initial filing date of this registration statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 and prior to the filing of a post-effective amendment which indicates that all shares registered hereunder have been sold or which de-registers all shares then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

You should rely only on information contained or incorporated by reference in this registration statement or its related prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You may request free copies of these filings by writing or telephoning us at the following address:

          Cyrk, Inc.
          3 Pond Road
          Gloucester, Massachusetts  01930
          Attn:  Patricia J. Landgren, Esq.
          Tel:  (978) 283-5800
          e-mail: patricia.landgren@cyrk.com


ITEM 4.   DESCRIPTION OF SECURITIES

Not applicable.



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



ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL

The legality of the shares of common stock offered hereby has been passed upon for Cyrk by Choate, Hall & Stewart, 53 State Street, Exchange Place, Boston, Massachusetts 02109. Cameron Read is the Assistant Secretary of Cyrk and a partner at Choate, Hall & Stewart, and Choate, Hall & Stewart provides significant legal services to Cyrk.


ITEM 6.   INDEMNIFICATION OF OFFICERS AND DIRECTORS

Section 145 of the General Corporation Law of the State of Delaware provides that a corporation may indemnify a director, officer, employee or agent against expenses (including attorneys' fees), judgments, fines and for amounts paid in settlement in respect of or in successful defense of any action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Article VIII of Cyrk's Restated Certificate of Incorporation provides that no director of Cyrk shall be personally liable to Cyrk or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to Cyrk or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the Delaware General Corporation Law, or (4) for any transaction from which the director derived an improper personal benefit. Article VIII further provides that a director's personal liability shall be eliminated or limited in the future to the fullest extent permitted from time to time by the Delaware General Corporation Law.

Article IX of Cyrk's Restated Certificate of Incorporation provides that Cyrk shall, to the fullest extent permitted from time to time under the Delaware General Corporation Law, indemnify each of its directors and officers against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in respect of any action, suit or proceeding in which such director or officer may be involved or with which he may be threatened, while in office or thereafter, by reason of his or her actions or omissions in connection with services rendered directly or indirectly to Cyrk during his or her term of office, such indemnification to include prompt payment of expenses in advance of the final disposition of any such action, suit or proceeding.

In addition, Cyrk has entered into Indemnification Agreements with certain of its directors which provide indemnification rights for them similar to those provided under Articles VIII and IX of Cyrk's Restated Certificate of Incorporation. Cyrk also maintains insurance policies which insure our directors and officers against certain liabilities which they may incur in their capacity as such.



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




ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.


ITEM 8.   EXHIBITS

5.1 Opinion of Choate, Hall & Stewart as to the validity of the shares being registered.

10.1 Cyrk's 1993 Employee Stock Purchase Plan, as amended.

23.1 Consent of PricewaterhouseCoopers LLP.

23.2 Consent of Choate, Hall & Stewart (included in Exhibit 5.1).

24.1 Power of Attorney (part of signature page).


ITEM 9.   UNDERTAKINGS

     (a)  Cyrk hereby undertakes:

          (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) that, for the purpose of determining any liability under the Securities Act of 1933, as amended (the "SECURITIES ACT"), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Cyrk hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of Cyrk's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange of 1934, as amended, that is



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



          incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Cyrk pursuant to the foregoing provisions, or otherwise, Cyrk has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Cyrk of expenses incurred or paid by a director, officer or controlling person of Cyrk in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Cyrk will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.




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


                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Gloucester, The Commonwealth of Massachusetts, on February 1, 2000.


                                     CYRK, INC.

                                        /s/ Patrick D. Brady
                                     By _______________________________________
                                        Patrick D. Brady, Co-Chief Executive
                                        Officer and Co-President


We the undersigned directors of Cyrk, Inc. do hereby severally constitute and appoint Patrick D. Brady, Dominic F. Mammola and Patricia J. Landgren, and each of them singly, his true and lawful attorneys-in-fact and agents with full powers of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

         NAME                 TITLE/CAPACITY                     DATE

/s/ Ronald W. Burkle
______________________           Chairman                   February 1, 2000
Ronald W. Burkle


/s/ Joseph Bartlett
______________________           Director                   February 1, 2000
Joseph Bartlett




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/s/ Patrick D. Brady
______________________       Director, Co-Chief           February 1, 2000
Patrick D. Brady             Executive Officer &
                             Co-President


/s/ Allan I. Brown
______________________       Director, Co-Chief           February 1, 2000
Allan I. Brown               Executive Officer &
                             Co-President


/s/ J. Anthony Kouba
______________________       Director                     February 1, 2000
J. Anthony Kouba


/s/ George Golleher
______________________       Director                     February 1, 2000
George Golleher

                                INDEX TO EXHIBITS



EXHIBIT NUMBER

      5.1 Opinion of Choate, Hall & Stewart as to the legality of the shares being registered.

      10.1     Cyrk's 1993 Employee Stock Purchase Plan, as amended.

      23.1     Consent of PricewaterhouseCoopers LLP.

      23.2     Consent of Choate, Hall & Stewart (included in Exhibit 5.1).

      24.1     Power of Attorney (part of signature page).





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